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                                                                     EXHIBIT 2.2

                            AMENDMENT TO AGREEMENT

                        FOR PURCHASE AND SALE OF ASSETS

     This Amendment (the "Amendment") to the Agreement for Purchase and Sale of Assets (the "Purchase Agreement") entered into as of March 9, 2000 by and among Tier Technologies, Inc., a California corporation ("Tier"), The SCA Group, Inc., an Illinois corporation ("SCA") and George R. Stout, is entered into as of March 29, 2000 (the "Amendment Date").

                                    Recitals

     Whereas, pursuant to the terms of the Purchase Agreement, Tier has agreed to purchase certain assets from SCA;

     Whereas, Sections 2.4(d), 2.4(e) and 2.4(f) of the Purchase Agreement contain typographical errors with respect to the annual amounts to be paid to SCA; and

     Whereas, the parties desire to correct the typographical errors contained in Sections 2.4(d), 2.4(e) and 2.4(f) of the Purchase Agreement and reflect the proper annual payment amount of $1,200,000 on the date that is 90 days following the end of each of the First Contract Year, the Second Contract Year and the Third Contract Year.


                                   Agreement

     Now, Therefore, in consideration of the benefits described in the Recitals hereto and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Except as otherwise defined herein, capitalized terms used but not defined herein shall have the respective meanings given to them in the Purchase Agreement.

2. Section 2.4(d) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

               (d)  One Million Two Hundred Thousand Dollars
          ($1,200,000) in Immediately Available Funds payable on the date that is ninety (90) days following the end of the First Contract Year.

3. Section 2.4(e) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

               (e)  One Million Two Hundred Thousand Dollars
          ($1,200,000) in Immediately Available Funds payable on the date that is ninety (90) days following the end of the Second Contract Year.

4. Section 2.4(f) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

                                       1.
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               (f)  One Million Two Hundred Thousand Dollars
          ($1,200,000) in Immediately Available Funds payable on the date that is ninety (90) days following the end of the Third Contract Year.

5. Except as set forth in Sections 2, 3 and 4 above, all terms and conditions of the Purchase Agreement shall remain in full force and effect.

6. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

7. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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                                       2.
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     In Witness Whereof, the parties have executed this Amendment on the day and year first written above.

                                                Tier Technologies, Inc.



                                                By: ____________________________



                                                The SCA Group, Inc.



                                                By: ____________________________




                                                    ____________________________
                                                           George R. Stout

                        [SIGNATURE PAGE TO AMENDMENT TO
                  AGREEMENT FOR PURCHASE AND SALE OF ASSETS]